Exhibit 99.1

Bristol-Myers Squibb Reports Third Quarter Financial Results

•	Increases Third Quarter Revenues 8% to $5.7 Billion

•	Posts Third Quarter GAAP EPS of $1.16 and Non-GAAP EPS of $1.09

•	Presents Important New Clinical Data on Novel, Oral, Selective TYK2 Inhibitor for Potential Treatment of Patients with Moderate to Severe Plaque Psoriasis

•	Additional Opdivo Approvals Including for Adjuvant Treatment of Adult Patients with Melanoma in the European Union

•	Updates on Ongoing Regulatory Review of Opdivo Plus Low-Dose Yervoy in First-Line Lung Cancer

•	Updates 2018 GAAP and Non-GAAP EPS Guidance

(NEW YORK, October 25, 2018) - Bristol-Myers Squibb Company (NYSE:BMY) today reported results for the third quarter of 2018 which were highlighted by strong sales and operating performance along with key regulatory and clinical milestones across the portfolio.

“We had a very good quarter with strong commercial performance and advances in our portfolio through important clinical and regulatory milestones, including exciting new data for psoriasis patients with our internally discovered and developed TYK2 inhibitor,” said Giovanni Caforio, M.D., chairman and chief executive officer, Bristol-Myers Squibb. “Looking forward, we will continue to deliver on our strategy through robust commercial execution and advancing the potential of our increasingly diverse R&D pipeline.”

	Third Quarter
$ amounts in millions, except per share amounts
	2018	2017	Change
Total Revenues	$5,691	$5,254	8%
GAAP Diluted EPS	1.16	0.51	**
Non-GAAP Diluted EPS	1.09	0.75	45%
** In excess of +/- 100%

THIRD QUARTER FINANCIAL RESULTS

•	Bristol-Myers Squibb posted third quarter 2018 revenues of $5.7 billion, an increase of 8% compared to the same period a year ago. Revenues increased 10% when adjusted for foreign exchange impact.

•
U.S. revenues increased 13% to $3.2 billion in the quarter compared to the same period a year ago. International revenues increased 3%. When adjusted for foreign exchange impact, international revenues increased 6%.

•	Gross margin as a percentage of revenue increased from 69.9% to 71.0% in the quarter primarily due to an inventory charge in the third quarter last year.

•	Marketing, selling and administrative expenses decreased 5% to $1.1 billion in the quarter.

•	Research and development expenses decreased 18% to $1.3 billion in the quarter primarily due to the IFM Therapeutics (IFM) acquisition charges of $310 million in the third quarter last year.

•
The effective tax rate was 11.8% in the quarter, compared to 27.6% in the third quarter last year. The lower tax rate was due to the non-deductible IFM acquisition charges in the third quarter last year and U.S. Tax Reform.

•
The company reported net earnings attributable to Bristol-Myers Squibb of $1.9 billion, or $1.16 per share, in the third quarter compared to net earnings of $845 million, or $0.51 per share, for the same period in 2017.

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $1.8 billion, or $1.09 per share, in the third quarter, compared to $1.2 billion, or $0.75 per share, for the same period in 2017. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $8.8 billion, with a net cash position of $1.5 billion, as of September 30, 2018.

THIRD QUARTER PRODUCT AND PIPELINE UPDATE
Product Sales/Business Highlights
Worldwide revenues for the third quarter of 2018, compared to the third quarter of 2017, were driven by:

•	Opdivo, which grew by $528 million or a 42% increase

•	Eliquis, which grew by $345 million or a 28% increase

•	Yervoy, which grew by 18%

•	Orencia, which grew by 7%

•	Sprycel, which decreased by 4%

Opdivo
Regulatory

•
In October, the company provided updates regarding regulatory actions by health authorities in the U.S. and European Union for the ongoing review of its applications for an indication in metastatic first-line non-small cell lung cancer with Opdivo (nivolumab) plus low-dose Yervoy (ipilimumab) in patients with tumor mutational burden ≥10 mutations/megabase (link).

•
In August, the company announced the U.S. Food and Drug Administration (FDA) approved Opdivo for the treatment of patients with metastatic small cell lung cancer (SCLC) whose cancer has progressed after platinum-based chemotherapy and at least one other line of therapy. Approval for this indication has been granted under accelerated approval based on overall response rate and duration of response.

•
In July, the company announced the European Commission approved Opdivo for the adjuvant treatment of adult patients with melanoma with involvement of lymph nodes or metastatic disease who have undergone complete resection.

Clinical

•	In October, at the European Society for Medical Oncology 2018 Annual Congress, the company announced new data and analysis from studies evaluating Opdivo, Yervoy and Opdivo plus Yervoy:

◦
CheckMate -142: Results from a cohort of the Phase 2 trial evaluating Opdivo plus low-dose Yervoy as a first-line treatment in patients with microsatellite instability-high or DNA mismatch repair deficient metastatic colorectal cancer. (link)

◦
CheckMate -067: Results from the Phase 3, double-blind, randomized trial evaluating the combination of Opdivo plus Yervoy or Opdivo monotherapy versus Yervoy monotherapy in patients with previously untreated advanced melanoma. (link)

◦
CheckMate -214: Results from the Phase 3, randomized, open-label study evaluating the combination of Opdivo plus Yervoy versus sunitinib in patients with previously untreated advanced or metastatic renal cell carcinoma. (link)

◦
CheckMate -032: Results from the Phase 1/2 trial evaluating the safety and efficacy of Opdivo as a single agent or in combination with Yervoy in patients with previously treated locally advanced or metastatic urothelial carcinoma. (link)

•
In October, the company announced topline results from CheckMate -331, an open-label, randomized Phase 3 trial of Opdivo versus chemotherapy in patients with relapsed SCLC after first-line platinum-based chemotherapy. (link)

Sprycel
Regulatory

•
In August, the company announced the FDA accepted its supplemental Biologics License Application (sBLA) for Sprycel (dasatinib) in combination with chemotherapy for the treatment of pediatric patients with newly diagnosed Philadelphia chromosome-positive acute lymphoblastic leukemia.

Empliciti
Regulatory

•
In September, the company announced the European Medicines Agency validated its type II variation application for Empliciti (elotuzumab) in combination with pomalidomide and low-dose dexamethasone for the treatment of adult patients with multiple myeloma who have received at least two prior therapies, including lenalidomide and a proteasome inhibitor (PI), and have demonstrated disease progression on the last therapy.

•
In August, the company announced the FDA accepted its sBLA for Empliciti in combination with pomalidomide and low-dose dexamethasone for the treatment of patients with relapsed/refractory multiple myeloma who have received at least two prior therapies, including lenalidomide and a PI.

Eliquis
Clinical

•
In August, at the 2018 European Society of Cardiology Congress, the company and Alliance partner, Pfizer, presented 15 Eliquis (apixaban) abstracts. Nine of the studies came from the global real-world data program, ACROPOLIS (Apixaban ExperienCe Through Real-WOrld POpuLatIon Studies), which now includes more than one million patient records, making this the largest body of real world evidence in existence for analyzing the effectiveness and safety of anticoagulants, including Eliquis, among patients with non-valvular atrial fibrillation and venous thromboembolism. (link)

Immunoscience Pipeline
Clinical

•
In September, at the European Academy of Dermatology and Venereology Congress, the company announced results from a Phase 2 study of BMS-986165, an investigational oral, selective TYK2 inhibitor, in patients with moderate to severe plaque psoriasis. These results were also published in the New England Journal of Medicine. (link)

THIRD QUARTER BUSINESS DEVELOPMENT UPDATE

•
In October, the company and Compugen Ltd. announced a clinical trial collaboration to evaluate the safety and tolerability of Compugen’s investigational compound COM701 plus Opdivo in patients with advanced solid tumors.

2018 FINANCIAL GUIDANCE

Bristol-Myers Squibb is increasing its 2018 GAAP EPS guidance range from $2.68 - $2.78 to $3.05 - $3.15 and increasing its non-GAAP EPS guidance range from $3.55 - $3.65 to $3.80 - $3.90. Both GAAP and non-GAAP guidance assume current exchange rates. Key revised 2018 GAAP and non-GAAP line-item guidance assumptions are:

•	Worldwide revenues increasing in the high-single digits.

•	Gross margin as a percentage of revenue to be approximately 71% for both GAAP and non-GAAP.

•	An effective tax rate of approximately 16.5% for GAAP and approximately 17% for non-GAAP.

The financial guidance for 2018 excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The non-GAAP 2018 guidance also excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.

Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and related EPS information, that are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis. These items are adjusted after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of future operating results. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods including restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, R&D charges in connection with the acquisition or licensing of third party intellectual property rights, divestiture and equity investment gains or losses, upfront payments from out-licensed assets, pension charges, legal and other contractual settlements and debt redemption gains or losses, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates. Non-GAAP information is intended to portray the results of our baseline performance, supplement or enhance management, analysts and investors overall understanding of our underlying financial performance and facilitate comparisons among current, past and future periods. For example, non-GAAP earnings and EPS information is an indication of our baseline performance before items that are considered by us to not be reflective of our ongoing results. In addition, this information is among the primary indicators we use as a basis for evaluating performance, allocating resources, setting incentive compensation targets and planning and forecasting for future periods. This information is not intended to be considered in isolation or as a substitute for net earnings or diluted EPS prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter.

These factors also include the company’s ability to execute successfully its strategic plans, including its business development strategy, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the compounds will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube and Facebook.

There will be a conference call on October 25, 2018 at 10:30 a.m. ET during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by calling the U.S. toll free 866-548-4713 or international 323-794-2093, confirmation code: 3801700. Materials related to the call will be available at the same website prior to the conference call. A replay of the call will be available beginning at 1:45 p.m. ET on October 25, 2018 through 1:45 p.m. ET on November 8, 2018. The replay will also be available through http://investor.bms.com or by calling the U.S. toll free 888-203-1112 or international 719-457-0820, confirmation code: 3801700.

For more information, contact: Media: Lisa McCormick Lavery, 609-252-7602, lisa.mccormicklavery@bms.com; Investor Relations: John Elicker, 609-252-4611, john.elicker@bms.com, Tim Power, 609-252-7509, timothy.power@bms.com or Bill Szablewski, 609-252-5894, william.szablewski@bms.com.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUE
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2018	2017	% Change	2018	2017	% Change
Three Months Ended September 30,
Prioritized Brands
Opdivo	$1,793	$1,265	42%	$1,141	$778	47%
Eliquis	1,577	1,232	28%	917	717	28%
Orencia	675	632	7%	474	432	10%
Sprycel	491	509	(4)%	267	278	(4)%
Yervoy	382	323	18%	278	239	16%
Empliciti	59	60	(2)%	41	39	5%

Established Brands
Baraclude	175	264	(34)%	6	14	(57)%
Sustiva Franchise	72	183	(61)%	5	157	(97)%
Reyataz Franchise	87	174	(50)%	27	85	(68)%
Hepatitis C Franchise	(2)	73	**	(4)	24	**
Other Brands	382	539	(29)%	83	101	(18)%

Total	$5,691	$5,254	8%	$3,235	$2,864	13%

**	In excess of +/- 100%

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUE
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2018	2017	% Change	2018	2017	% Change
Nine Months Ended September 30,
Prioritized Brands
Opdivo	$4,931	$3,587	37%	$3,103	$2,307	35%
Eliquis	4,733	3,509	35%	2,781	2,119	31%
Orencia	1,979	1,817	9%	1,360	1,243	9%
Sprycel	1,464	1,478	(1)%	791	806	(2)%
Yervoy	946	975	(3)%	668	727	(8)%
Empliciti	178	168	6%	119	112	6%

Established Brands
Baraclude	579	819	(29)%	25	40	(38)%
Sustiva Franchise	229	555	(59)%	23	471	(95)%
Reyataz Franchise	328	555	(41)%	132	260	(49)%
Hepatitis C Franchise	13	347	(96)%	(1)	96	**
Other Brands	1,208	1,517	(20)%	242	286	(15)%

Total	$16,588	$15,327	8%	$9,243	$8,467	9%

**	In excess of +/- 100%

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Net product sales	$5,433	$4,862	$15,866	$14,212
Alliance and other revenues	258	392	722	1,115
Total Revenues	5,691	5,254	16,588	15,327

Cost of products sold	1,648	1,579	4,857	4,413
Marketing, selling and administrative	1,104	1,163	3,215	3,435
Research and development	1,280	1,561	4,965	4,543
Other income (net)	(508)	(232)	(912)	(1,497)
Total Expenses	3,524	4,071	12,125	10,894

Earnings Before Income Taxes	2,167	1,183	4,463	4,433
Provision for Income Taxes	255	327	674	1,129

Net Earnings	1,912	856	3,789	3,304
Net Earnings/(Loss) Attributable to Noncontrolling Interest	11	11	29	(31)
Net Earnings Attributable to BMS	$1,901	$845	$3,760	$3,335

Average Common Shares Outstanding:
Basic	1,632	1,639	1,633	1,648
Diluted	1,636	1,645	1,637	1,655

Earnings per Common Share
Basic	$1.16	$0.52	$2.30	$2.02
Diluted	1.16	0.51	2.30	2.02

Other income (net)
Interest expense	$44	$48	$135	$145
Investment income	(44)	(32)	(118)	(87)
Loss/(gain) on equity investments	(97)	(5)	244	(17)
Provision for restructuring	45	28	102	207
Litigation and other settlements	11	—	10	(489)
Equity in net income of affiliates	(22)	(21)	(73)	(59)
Divestiture (gains)/losses	(108)	1	(178)	(126)
Royalties and licensing income	(338)	(209)	(1,058)	(1,093)
Transition and other service fees	—	(12)	(5)	(32)
Pension and postretirement	(10)	(19)	(40)	(29)
Intangible asset impairment	—	—	64	—
Loss on debt redemption	—	—	—	109
Other	11	(11)	5	(26)
Other income (net)	$(508)	$(232)	$(912)	$(1,497)

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017
(Unaudited, dollars in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Impairment charges	$—	$1	$10	$128
Accelerated depreciation and other shutdown costs	13	—	30	3
Cost of products sold	13	1	40	131

Marketing, selling and administrative	—	—	1	—

License and asset acquisition charges	—	310	1,135	753
IPRD impairments	—	—	—	75
Site exit costs and other	18	64	57	232
Research and development	18	374	1,192	1,060

Loss/(gain) on equity investments	(97)	—	244	—
Provision for restructuring	45	28	102	207
Litigation and other settlements	—	—	—	(481)
Divestiture gains	(108)	—	(176)	(100)
Royalties and licensing income	—	—	(75)	(497)
Pension and postretirement	27	22	95	91
Intangible asset impairment	—	—	64	—
Loss on debt redemption	—	—	—	109
Other income (net)	(133)	50	254	(671)

Increase/(decrease) to pretax income	(102)	425	1,487	520

Income taxes on specified items	1	(41)	(225)	51
Income taxes attributed to U.S. tax reform	(20)	—	(49)	—
Income taxes	(19)	(41)	(274)	51

Increase/(decrease) to net earnings	(121)	384	1,213	571

Noncontrolling interest	—	—	—	(59)

Increase/(decrease) to net earnings used for diluted Non-GAAP EPS calculation	$(121)	$384	$1,213	$512

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017
(Unaudited, dollars in millions)

	Three Months Ended September 30, 2018			Nine Months Ended September 30, 2018
	GAAP	Specified Items(a)	Non- GAAP	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$4,043	$13	$4,056	$11,731	$40	$11,771
Marketing, selling and administrative	1,104	—	1,104	3,215	(1)	3,214
Research and development	1,280	(18)	1,262	4,965	(1,192)	3,773
Other income (net)	(508)	133	(375)	(912)	(254)	(1,166)
Earnings Before Income Taxes	2,167	(102)	2,065	4,463	1,487	5,950
Provision for Income Taxes	255	(19)	274	674	(274)	948
Noncontrolling interest	11	—	11	29	—	29

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$1,901	$(121)	$1,780	$3,760	$1,213	$4,973

Average Common Shares Outstanding - Diluted	1,636	1,636	1,636	1,637	1,637	1,637
Diluted Earnings Per Share	$1.16	$(0.07)	$1.09	$2.30	$0.74	$3.04

Effective Tax Rate	11.8%	1.5%	13.3%	15.1%	0.8%	15.9%

	Three Months Ended September 30, 2017			Nine Months Ended September 30, 2017
	GAAP	Specified Items(a)	Non- GAAP	GAAP	Specified Items(a)	Non- GAAP
Gross Profit	$3,675	$1	$3,676	$10,914	$131	$11,045
Marketing, selling and administrative	1,163	—	1,163	3,435	—	3,435
Research and development	1,561	(374)	1,187	4,543	(1,060)	3,483
Other income (net)	(232)	(50)	(282)	(1,497)	671	(826)
Earnings Before Income Taxes	1,183	425	1,608	4,433	520	4,953
Provision for Income Taxes	327	(41)	368	1,129	51	1,078
Noncontrolling interest	11	—	11	(31)	(59)	28

Net Earnings Attributable to BMS used for Diluted EPS Calculation	$845	$384	$1,229	$3,335	$512	$3,847

Average Common Shares Outstanding - Diluted	1,645	1,645	1,645	1,655	1,655	1,655
Diluted Earnings Per Share	$0.51	$0.24	$0.75	$2.02	$0.30	$2.32

Effective Tax Rate	27.6%	(4.7)%	22.9%	25.5%	(3.7)%	21.8%

(a)	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET CASH/(DEBT) CALCULATION
AS OF SEPTEMBER 30, 2018 AND JUNE 30, 2018
(Unaudited, dollars in millions)

	September 30, 2018	June 30, 2018
Cash and cash equivalents	$5,408	$4,999
Marketable securities - current	1,422	1,076
Marketable securities - non-current	2,017	2,117
Cash, cash equivalents and marketable securities	8,847	8,192
Short-term debt obligations	(1,620)	(1,716)
Long-term debt	(5,687)	(5,671)
Net cash position	$1,540	$805